Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa                   Robert Lammey
Executive Vice President/             Director of Investor Relations
Chief Financial Officer               (603) 594-8585 x 3559
(603) 595-7000                 Email: investorrelations@presstek.com

PRESSTEK SAYS SECURITIES CLASS ACTION SUIT WITHOUT MERIT

Hudson, NH - October 13, 2006 - Presstek, Inc. (Nasdaq:PRST) today announced that the company has become aware that the company, together with certain of its executive officers, have been named as defendants in a purported securities class action suit filed in the United States District Court for the District of New Hampshire. The suit claims to be brought on behalf of purchasers of Presstek’s common stock during the period from July 27, 2006 through September 29, 2006. The complaint alleges, among other things, that the company and the other defendants violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder.

Presstek’s General Counsel, James Scafide, stated, “The Company believes the allegations are baseless and without merit and intends to vigorously defend them.”

About Presstek
Presstek, Inc. is a leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

Presstek’s Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications.

For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

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